OWNER:                         [JOHN DOE]

[APPLICABLE FOR NON-QUALIFIED CONTRACTS ONLY WHEN A JOINT OWNER AND/OR
 JOINT ANNUITANT APPLIES]
         [JOINT OWNER:]

         [JOINT ANNUITANT:]


CONTRACT NUMBER:               [00000]

CONTRACT DATE:                 [January 1, 2010]


                       FLEXIBLE PREMIUM DEFERRED VARIABLE
                        AND INDEX LINKED ANNUITY CONTRACT

    Processing Office: [AXA Equitable Life Insurance Company, P.O. Box 1547,
                        Secaucus, New Jersey 07096-1547]

This is the entire Contract. This Contract is issued in return for the Contributions made to us under this Contract. This Contract becomes effective on the Contract Date. The Annuitant and the Owner must be living on the Contract Date.

In this Contract, "we", "our" and "us" mean AXA Equitable Life Insurance Company. "You" and "your" mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution you made to us.


AXA EQUITABLE LIFE INSURANCE COMPANY, a stock Life insurance company.
Home Office address: [1290 Avenue of the Americas, New York, New York 10104]

/s/[GRAPHIC OMITTED]                   /s/[GRAPHIC OMITTED]
[Christopher M. Condron                [Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer]   Secretary and Associate General Counsel]

THE PORTION OF ANNUITY ACCOUNT VALUE IN THE PROTECTED INVESTMENT OPTION (PART
II) MAY INCREASE OR DECREASE IN VALUE BASED ON THE PERFORMANCE OF EXTERNAL INDICES SUBJECT TO THE APPLICABLE PERFORMANCE CAP RATE AND SEGMENT BUFFER. THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE INVESTMENT OPTIONS (PART
III) MAY INCREASE OR DECREASE IN VALUE BASED ON THE PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS.


2010PCSBASE-I-A


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                                TABLE OF CONTENTS


                                                                Page

DATA

Part I            -        DEFINITIONS                             3
Part II           -        PROTECTED INVESTMENT OPTION             6
PART III          -        VARIABLE INVESTMENT OPTIONS            13
Part IV           -        CONTRIBUTIONS AND ALLOCATIONS          16
Part V            -        TRANSFERS AMONG INVESTMENT OPTIONS     18
Part VI           -        WITHDRAWALS AND TERMINATION            19
Part VII          -        PAYMENT UPON DEATH                     20
Part VIII         -        ANNUITY BENEFITS                       22
Part IX           -        CHARGES                                25
Part X            -        GENERAL PROVISIONS                     27

TABLE OF GUARANTEED ANNUITY PAYMENTS                              30


2010PCSBASE-I-A

                          PART I - GENERAL DEFINITIONS

SECTION 1.01 ANNUITANT

"Annuitant" means the individual who is the measuring life for determining the Contract's Maturity Date, or any successor Annuitant. The Annuitant is shown in the Data Pages.

SECTION 1.02 ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Investment Options.

SECTION 1.03 ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us as described in Part VIII.

SECTION 1.04 BUSINESS DAY

"Business Day" means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner.

SECTION 1.05 CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply as described in Part IX and any charges that may apply as described in any applicable Endorsement(s) or Rider(s).

SECTION 1.06 CODE

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax regulations.

SECTION 1.07 CONTRACT

"Contract" means this Contract including the Data Pages, any Endorsements and any applicable Rider(s). This is the entire Contract.

SECTION 1.08 CONTRACT DATE

"Contract Date" means the earlier of: (a) the date on which the Owner is enrolled under the Contract according to our enrollment procedures, or (b) in conjunction with certain exchanges, the date of enrollment under a prior Contract. The Contract Date is shown in the Data Pages.

SECTION 1.09 CONTRACT DATE ANNIVERSARY

A Contract Date Anniversary is the last day of the Contract Year.


2010PCSBASE-I-A                                                           Page 3


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SECTION 1.10 CONTRACT MATURITY DATE

"Contract Maturity Date" means the date on which the annuity payments described in Part VIII are to commence. The Contract Maturity Date is shown in the Data Pages and is based on the original Annuitant's date of birth.

SECTION 1.11 CONTRACT YEAR

"Contract Year" means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.12 CONTRIBUTION "Contribution" means a payment made to us under the Contract. See Part IV.

SECTION 1.13 INVESTMENT FUND

"Investment Fund" means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.14 INVESTMENT OPTION

"Investment Option" means the Protected Investment Option, a Segment Type Holding Account, or a Variable Investment Option of a Separate Account.

SECTION 1.15 NON-NATURAL OWNER

 "Non-Natural Owner" means an Owner who is not an individual.

SECTION 1.16 OWNER

"Owner" means the person or entity shown as such on the cover page and in the Data Pages, or any successor owner.

SECTION 1.17 PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us, or one of our affiliates, from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.18 PROCESSING OFFICE

"Processing Office" means the AXA Equitable Processing office shown on the cover page of this Contract, or such other location we may state upon written notice to you.


2010PCSBASE-I-A                                                           Page 4

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SECTION 1.19 PROTECTED INVESTMENT OPTION

"Protected Investment Option" means the Segments described in Part II. The Annuity Account Value in the Protected Investment Option is the sum of your Annuity Account Value in the Segments.

SECTION 1.20 SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Part III of this Contract.

SECTION 1.21 TRANSACTION DATE

The Transaction Date is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us and are processed at the close of the Business Day.

SECTION 1.22 VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a subdivision of a Separate Account available under this Contract and includes the Segment Type Holding Accounts unless otherwise noted. A Variable Investment Option may invest its assets in an Investment Fund.


2010PCSBASE-I-A                                                           Page 5

                      PART II - PROTECTED INVESTMENT OPTION


SECTION 2.01 DEFINITIONS

In this Part II, we define certain terms that are used in connection with the Protected Investment Option.

SECTION 2.01(a) INDEX

"Index" means the reference price, not including dividends, used to determine the Segment Rate of Return for a Segment Type. The currently designated Indices are shown in the Data Pages.

SECTION 2.01(b) INDEX PERFORMANCE RATE

"Index Performance Rate" means, for any Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date. This calculation, called the point-to-point method, compares the change in the Index between two discrete points in time, namely the Segment Start Date and the Segment Maturity Date. The Index Performance Rate may be positive or negative.

SECTION 2.01(c) PARTICIPATION RATE

The "Participation Rate" determines how much of the Index Performance Rate is used to calculate the Segment Rate of Return on the Segment Maturity Date. Segment Types may have different Participation Rates. The Participation Rate is shown in the Data Pages for the currently available Segment Types if the rate is other than [100%].

SECTION 2.01(d) PERFORMANCE CAP RATE

"Performance Cap Rate" means the highest Segment Rate of Return that can be credited on a Segment Maturity Date. We set the Performance Cap Rate for each new Segment on the Segment Start Date. We reserve the right to set the Performance Cap Rate at any time prior to the Segment Start Date. The Performance Cap Rate may vary for each Segment. We may set Performance Cap Rates for new Contracts that are different than the Performance Cap Rates we set during that period for the same Segment under existing Contracts.

[SECTION 2.01(e) PERFORMANCE CAP THRESHOLD

"Performance Cap Threshold" means the minimum Performance Cap Rate you specified as a Segment Participation Requirement that must be met in order for amounts to be transferred from a Segment Type Holding Account or from a maturing Segment into a new Segment. If we notify you that Performance Cap Thresholds are available, you may specify such Thresholds in accordance with our rules. A Performance Cap Threshold will remain in effect [until the later of [90] days after we receive your election and the date amounts in the applicable Segment Type Holding Account are transferred into a Segment.] We may discontinue availability of Performance Cap Thresholds with advance notice to you.]


2010PCSBASE-I-A                                                           Page 6


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SECTION 2.01(f) SEGMENT

"Segment" means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate.

SECTION 2.01(g) SEGMENT BUFFER

"Segment Buffer" means the maximum percentage decline in the performance of an Index during a Segment Duration that will be absorbed under the Contract with no resulting reduction in the Segment Maturity Value for a Segment held until its Segment Maturity Date. Any percentage decline in the Segment's Index Performance Rate multiplied by the Participation Rate that is in excess of the Segment Buffer reduces your Segment Maturity Value.

SECTION 2.01(h) SEGMENT BUSINESS DAY

"Segment Business Day" means, generally, any Business Day on which an Index price is expected to be published for all Segments having a scheduled Segment Start Date or Segment Maturity Date in that month, as described in the Data Pages, and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner. If any given day is not a day on which the Index price is scheduled to be published for any such Index, then that day is not a Segment Business Day for any Segment. We will notify you of the days an Index price is scheduled to be published for any new or changed Index we designate. A day may be a "Business Day" for other purposes under the Contract but may not be a Segment Business Day. We schedule Segment Start Dates and Segment Maturity Dates to occur on Segment Business Days.

SECTION 2.01(i) SEGMENT DURATION

"Segment Duration" means the period from the Segment Start Date to the Segment Maturity Date.

SECTION 2.01(j) SEGMENT INTERIM VALUE

"Segment Interim Value" means the Annuity Account Value in a Segment prior to the Segment Maturity Date.

SECTION 2.01(k) SEGMENT INVESTMENT

"Segment Investment" means the amount of your initial allocation to a Segment, adjusted for withdrawals.


2010PCSBASE-I-A                                                           Page 7

SECTION 2.01(l) SEGMENT MATURITY DATE

"Segment Maturity Date" means the Segment Business Day a Segment ends. A Segment Maturity Date must occur on a Segment Business Day and is shown in the Data Pages.

SECTION 2.01(m) SEGMENT MATURITY VALUE

"Segment Maturity Value" means the sum of your Segment Investment and your Segment Return Amount in a Segment on the Segment Maturity Date as described in
Section 2.03.

SECTION 2.01(n) SEGMENT PARTICIPATION REQUIREMENTS

"Segment Participation Requirements" means the requirements that must be met before we transfer amounts either from a Segment Type Holding Account to a Segment or from a Segment on a Segment Maturity Date to another Segment on a Segment Start Date. The Segment Participation Requirements are described in Part IV of this Contract.

SECTION 2.01(o) SEGMENT RATE OF RETURN

"Segment Rate of Return" means a rate equal to the Index Performance Rate multiplied by the Participation Rate. Your Segment Rate of Return is determined as follows:

    -------------------------------------------------- -----------------------------------------------------
    IF THE INDEX PERFORMANCE RATE MULTIPLIED BY THE    THEN THE SEGMENT RATE OF RETURN WILL BE:
    PARTICIPATION RATE:
    -------------------------------------------------- -----------------------------------------------------
    Exceeds the Performance Cap Rate                   Equal to the Performance Cap Rate
    -------------------------------------------------- -----------------------------------------------------
    Is positive but is less than or equal to the       Equal to the Index Performance Rate multiplied by
    Performance Cap Rate                               the Participation Rate
    -------------------------------------------------- -----------------------------------------------------
    Is between zero and the Segment Buffer inclusive   Equal to 0%
    -------------------------------------------------- -----------------------------------------------------
    Is more negative than the Segment Buffer           Negative, to the extent the percentage decline
                                                       exceeds the Segment Buffer
    -------------------------------------------------- -----------------------------------------------------


SECTION 2.01(p) SEGMENT START DATE

"Segment Start Date" means the Segment Business Day on which a Segment begins. A Segment Start Date must occur on a Segment Business Day and is shown in the Data Pages.

SECTION 2.01(q) SEGMENT RETURN AMOUNT

"Segment Return Amount" means an amount equal to the Segment Rate of Return multiplied by your Segment Investment on the Segment Maturity Date. The Segment Return Amount is added to, or subtracted from, the Segment Investment to determine your Segment Maturity Value as described in section 2.05.


2010PCSBASE-I-A                                                           Page 8


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SECTION 2.01(r) SEGMENT TYPE

"Segment Type" means all Segments that have the same Index, Segment Duration, Segment Buffer, and Participation Rate. The Segment Types currently available on the Contract Date are shown in the Data Pages.

SECTION 2.01(s) SEGMENT TYPE HOLDING ACCOUNT

"Segment Type Holding Account" means an account that holds all contributions and transfers allocated to a Segment Type pending investment in a Segment. There is a Segment Type Holding Account for each Segment Type. A Segment Type Holding Account is a Variable Investment Option and is currently part of the [EQ/Money Market Variable Investment Option]. We have the right to designate another Investment Option for purposes of the Segment Type Holding Account. We will notify you of any such change prior to our use of any alternative Investment Option for the Segment Type Holding Account.


2010PCSBASE-I-A                                                           Page 9


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                  OPERATION OF THE PROTECTED INVESTMENT OPTION


SECTION 2.02 INVESTMENT IN A SEGMENT ON A SEGMENT START DATE

We may establish new Segments on Segment Start Dates. Your Annuity Account Value in a Segment Type Holding Account is automatically transferred to the next new Segment that we establish in that Segment Type on its Segment Start Date, as provided in Section 4.01A.

SECTION 2.03 ALLOCATION OPTIONS ON A SEGMENT MATURITY DATE

We will notify you at least [45] days prior to a Segment Maturity Date. If you have not provided us with instructions for allocation of the Segment Maturity Value, your Segment Maturity Value will be allocated to the Segment Type Holding Account for Segments of the same Segment Type as the Segment that matured for transfer to the next new Segment of that Type as described in Section 4.01A. However, if the same Segment Type has been terminated, your Segment Maturity Value will be transferred to the [EQ/Money Market Variable Investment Option]. [Additional rules for allocation options on a Segment Maturity Date may be provided in the Data Pages.]

We will use your Segment Maturity Date instruction on file to allocate the Segment Maturity Value to available Investment Options. You may change your instruction on file at any time by sending us the proper form. Changes will be effective on the Business Day of receipt by us, but for any particular Segment Maturity Date, the change must be received by us before the Segment Maturity Date.

SECTION 2.04 SEGMENT INTERIM VALUE

We determine the Interim Value of your investment in a Segment on each Business Day based on the estimated current value of financial instruments representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date, including (i) a fixed instrument that, with interest at the rate for such instruments on the Segment Start Date, matures on the Segment Maturity Date with a maturity value equal to the Segment Investment, and (ii) put and call options or similar instruments representing the potential Index Performance Rate for the Segment. However, your Segment Interim Value will not exceed the sum of (i) your Segment Investment plus (ii) your Segment Investment multiplied by the portion of the Segment's Performance Cap Rate corresponding to the elapsed portion of the Segment's Duration; we may determine this cap on the Segment Interim Value on a periodic basis, such as monthly or quarterly, rather than daily. Our Interim Value methodology is on file with the insurance regulator in New York State, our state of domicile.


2010PCSBASE-I-A                                                          Page 10

SECTION 2.05 SEGMENT MATURITY VALUE

We determine your Segment Maturity Value on the Segment Maturity Date based on your Segment Rate of Return as shown in the table in Section 2.01(o) and your Segment Return Amount as described in Section 2.01(q). Your Segment Maturity Value is the sum of your Segment Investment plus your Segment Return Amount on the Segment Maturity Date.

A Segment ends upon its Segment Maturity Date. Upon maturity of a Segment, the Segment Maturity Value is transferred to another Investment Option as described in Section 2.03.

SECTION 2.06 DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO THE INDEX

We have the right, subject to compliance with applicable law, to:

(a) substitute an alternative Index if the publication of the Index is discontinued, or, at our sole discretion, we determine that our use of the Index should be discontinued; or
(b) end a Segment if an Index is discontinued or otherwise becomes unavailable to us and no reasonable alternative is then available for substitution of such Index. If we end a Segment before its scheduled Maturity Date, we will determine a Segment Maturity Value in accordance with our procedures for an unscheduled close day, as described in section 2.08.

We will notify you of any of the above actions we take.


SECTION 2.07 CHANGES TO SEGMENT TYPES AND SEGMENTS

We reserve the right, with advance written notice, to change the Segment Start Date and/or Segment Maturity Date, to change the frequency with which we offer new Segments, to stop offering them, or to temporarily suspend offering new Segments. We also reserve the right to add new Segment Types.

If we suspend the offering of new Segments for a Segment Type, amounts invested in the Segment Type Holding Account for that Segment Type will remain in the Segment Type Holding Account until the next Segment Start Date that Segment Participation Requirements are met on or after the date we lift the suspension or until you instruct us to transfer amounts out of the Segment Type Holding Account.

If the offering of a Segment Type is terminated, amounts invested in the Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option]. If the terminated Segment Type is included in your allocations instructions on file, it will be replaced with the [EQ/Money Market Variable Investment Option.]


2010PCSBASE-I-A                                                          Page 11

SECTION 2.08 EFFECT OF AN UNSCHEDULED CLOSE DAY

An unscheduled close day for any given Segment Type is a Segment Business Day on which the value of the Index for the Segment Type is scheduled to be published but is not published. If an unscheduled close day occurs between a Segment Start Date and a Segment Maturity Date, we may defer withdrawals from that Segment as described in Section 10.03, "Deferment."

SECTION 2.09 SEPARATE ACCOUNT FOR THE PROTECTED INVESTMENT OPTION

For all Contracts that offer the Protected Investment Option, we hold in our Separate Account [No. 68] an amount equal to the Cash Values for the Protected Investment Option attributable to those Contracts. We have established this separate account and maintain it in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets in this separate account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this separate account to support the Contract and other annuity contracts. The assets of the separate account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities that arise out of any other business we conduct. You do not participate in the performance of the separate account. We may transfer assets of the separate account in excess of reserves and other liabilities with respect to such account to another separate account or to our general account.

We may, at our discretion, invest assets of the account in any investment permitted by applicable law. We may rely exclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

We have the right, subject to compliance with applicable law, to: (a) add new separate accounts to be used for the same purpose as Separate Account [No. 68],
(b) divide the separate account into two or more separate accounts to be used for the same purpose, and (c) combine this separate account with any other separate account that is used for the same purpose.


2010PCSBASE-I-A                                                          Page 12

                     PART III - VARIABLE INVESTMENT OPTIONS


SECTION 3.01  SEPARATE ACCOUNT FOR VARIABLE INVESTMENT OPTIONS

We have established the Separate Account [49] ("Separate Account") for the Variable Investment Options and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 3.02 SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES FOR THE VARIABLE INVESTMENT OPTIONS

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option's Accumulation Unit Value at that time. "Accumulation Unit" means a unit which is purchased in a Separate Account. "Accumulation Unit Value" means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 3.01, then the terms of this Section 3.02 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.


2010PCSBASE-I-A                                                          Page 13

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: "(i) " and "(ii) ". Value "(i) " is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value "(ii)" is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with our rules, accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

          (a) is the value of the Variable Investment Option's shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

          (b) is the value of the Variable Investment Option's shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

          (c) is the daily Contract Fee (see Section 9.04) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 3.03 CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to Sections 4.01, 10.01 and 10.02, we have the right, subject to compliance with applicable law, including approval of Contract owners if required:

     (a) to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, the Separate Account, or to add other separate accounts;


2010PCSBASE-I-A                                                          Page 14

     (b) to combine any two or more Variable Investment Options or sub-funds thereof;

     (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

     (d) to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

     (e) to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

     (f) to deregister the Separate Account under the Investment Company Act of 1940;

     (g)  to restrict or eliminate any voting rights as to the Separate Account;

     (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.


2010PCSBASE-I-A                                                          Page 15

                     PART IV - CONTRIBUTIONS AND ALLOCATIONS


SECTION 4.01 CONTRIBUTIONS AND ALLOCATIONS

You may allocate Contributions and transfers to the Investment Options available under this Contract in accordance with the terms and conditions of this Contract. You need not allocate Contributions to each available Investment Option. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must total 100%. Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation instructions in effect on the Transaction Date of the Contribution.

The available Investment Options on the Contract Date are shown in the Data Pages. We have the right to add Investment Options, to limit the number of Investment Options which you may elect, and to limit or terminate allocations to an Investment Option.


SECTION 4.01A CONTRIBUTIONS AND ALLOCATIONS TO THE PROTECTED INVESTMENT OPTION

Contributions and transfers allocated to a Segment are initially invested in the Segment Type Holding Account until the next available Segment Start Date for that Segment Type. Unless otherwise stated in the Data Pages, all amounts in a Segment Type Holding Account on the Business Day preceding the Segment Start Date will be transferred into the Segment on the Segment Start Date, provided that all Segment Participation Requirements are met. Any such amounts, including the investment results of the Segment Type Holding Account are transferred from the Segment Type Holding Account to the designated Segment pursuant to the prior sentence.

Amounts allocated on the Segment Start Date to a Segment Type Holding Account are not included in the amounts transferred from the Segment Type Holding Account to a designated Segment. Such amounts are transferred from the Segment Type Holding Account to the designated Segment on the Segment Start Date of the following month, provided that all Segment Participation Requirements are met.

On a Segment Maturity Date, any Segment Maturity Value to be transferred to a new Segment pursuant to your Segment Maturity Date instructions or as otherwise provided in Section 2.05 is allocated to the Segment Type Holding Account for the designated Segment.

Segment Participation Requirements

Unless otherwise provided in the Data Pages, the following Segment Participation Requirements must be met on a Segment Start Date in order for amounts to be transferred to a Segment from a Segment Type Holding Account:


2010PCSBASE-I-A                                                          Page 16

     (a)  the Segment is available;
     (b) the Segment does not have a Segment Duration that extends beyond your Contract Maturity Date; [and
     (c) the Performance Cap Rate is equal to or greater than your Performance Cap Threshold, if any.]

In general, amounts that are not transferred because Segment Participation Requirements have not been met will remain in the Segment Type Holding Account and be transferred to the next new Segment for which the Segment Participation Requirements are met, as described in Section 4.01A. However, if Segment Participation Requirements have not been met because the Segment Type has been terminated, or if new Segment Maturity Dates of that Segment Type would be later than your Contract Maturity Date, your amount in the Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option]. We may change the Participation Requirements and will provide you advance notice of any such change.

SECTION 4.01B CONTRIBUTIONS AND ALLOCATIONS TO VARIABLE INVESTMENT OPTIONS

Contributions and transfers allocated to a Variable Investment Option purchase Accumulation Units in that Division of the Separate Account, using the Accumulation Unit Value for that Transaction Date as described in Part III.

SECTION 4.02 MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the minimum amount shown in the Data Pages. The Data Pages indicate other Contribution limitations and requirements which may apply. We also have the right, in addition to any such limitations and requirements, upon advance notice to you, to:

     (a) change such limitations and requirements to apply to Contributions made after the date of such change, and

     (b) discontinue acceptance of Contributions with respect to all Contracts or with respect to all Contracts of the same class.


2010PCSBASE-I-A                                                          Page 17

                   PART V - TRANSFERS AMONG INVESTMENT OPTIONS


SECTION 5.01 TRANSFER REQUESTS

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Options. The request must be in a form we accept. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). All transfers will be made on the Transaction Date. With respect to a Variable Investment Option, the transfers will be made at the Accumulation Unit Value for that Transaction Date. Transfers are subject to Sections 4.01, 5.02 and our rules in effect at the time of transfer.

SECTION 5.02 TRANSFER RULES

The transfer rules which currently apply are described in the Data Pages. We have the right to change these rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with Sections 6.01,
9.02 and 9.03.


2010PCSBASE-I-A                                                          Page 18

                      PART VI - WITHDRAWALS AND TERMINATION


SECTION 6.01 WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options before the Contract Maturity Date. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested, or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 9.01) will be withdrawn as stated in the Data Pages.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data Pages. Further conditions or restrictions may apply if stated in the Data Pages or in an Endorsement attached hereto.

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Account Value. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund. Unless otherwise provided in the Data Pages such withdrawals will not be subject to the Withdrawal Charges described under Section 9.01, but may cause Contract termination as provided in Section 6.02.

SECTION 6.02 CONTRACT TERMINATION

Payment of the Death Benefit terminates the Contract. In addition, we reserve the right to terminate this Contract if one or more of the following events occurs, unless otherwise specified in any Endorsement or Data Pages attached hereto:

(a) A withdrawal is made under Section 6.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b) If, before the Contract Maturity Date, no Contributions are made during the last three completed Contract Years and the Annuity Account Value is less than the amount described in (a) above.

(c) If as a result of the deduction of a charge or fee, or you make a withdrawal that reduces the Annuity Account Value to zero.


2010PCSBASE-I-A                                                          Page 19

                          PART VII - PAYMENT UPON DEATH


SECTION 7.01 BENEFICIARY

You give us the name of the beneficiary ("Beneficiary") who is to receive any death benefit ("Death Benefit") payable because of your death. Any such change must be made in writing in a form we accept. A change will take effect as of the date the written change is executed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Owner. If there is more than one Beneficiary under the Contract, the entire interest in the Contract will be apportioned among your Beneficiaries as you designate. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor.

Any part of a Death Benefit for which there is no named or designated Beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to your estate.

You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. If the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant or Joint Annuitant, if applicable. For purpose of this Section, "you" or "your" refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.


SECTION 7.02 PAYMENT UPON DEATH

Unless otherwise specified in an optional Rider or the Data Pages attached hereto, the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

Effect of Notification of Death

If you die while this Contract is in force and before the earlier of (i) the date payments commence under Part VIII and (ii) the Contract Maturity Date, we will pay a Death Benefit to the Beneficiary named under Section 7.01 upon receipt of a properly completed written request, a certified copy of the death certificate (due proof of death), proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it, tax information required by the Code and any other forms we require. We refer to the above requirements as the "Beneficiary Requirements". Payment is subject to the terms of Section 7.01 and any special rules which may apply as described in the Data Pages and any Endorsement attached hereto.


2010PCSBASE-I-A                                                          Page 20

For the portion of the Death Benefit payable to a Beneficiary, the date on which we receive the Beneficiary Requirements is the "Payment Transaction Date". Payment of a Death Benefit will be made upon our receipt of Beneficiary Requirements.

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Investment Options and no transactions will be permitted except as described in this paragraph with respect to the Protected Investment Option. We will not permit any transfers into or withdrawals from a Segment. Amounts in a Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option] on the Business Day prior to the Segment Start Date. For Segments in effect on the Segment Maturity Date, amounts will be transferred to the [EQ/Money Market Variable Investment Option] for any Segments in effect prior to your death.

Effect of Death on Amounts Allocated to the Protected Investment Option

If any amounts are held under a Segment, amounts required for the payment of a Death Benefit will be withdrawn from the Segment as described in Section 6.01 of the Contract. Amounts withdrawn from a Segment on a date other than the Segment Maturity Date will reflect the Segment's Segment Interim Value.

If amounts are allocated to any Segment in the Protected Investment Option at the time of your death, unless required for the payment of a Death Benefit, there will be no withdrawal from a Segment prior to the Segment Maturity Date. Amounts in Segments must remain in the Segments until the earlier of the Segment Maturity Date or the Transaction Date of a withdrawal.

Spousal Continuation under the Protected Investment Option

If the Contract continues under Spousal Continuation, your surviving spouse may make any changes regarding allocation to any Segment under the Protected Investment Option that you would have been eligible to make during your life unless otherwise restricted in an Endorsement attached hereto.


SECTION 7.03 MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary in a single sum unless you elect a different form of Death Benefit payout (such as a life annuity) and provided that we offer such at the time the Death Benefit is payable. The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law. Subject to the foregoing, a Beneficiary who becomes a successor owner or who continues the Contract under a Beneficiary Continuation Option, if available under an Endorsement to this Contract, will not have the right to change your election.


2010PCSBASE-I-A                                                          Page 21

                          PART VIII - ANNUITY BENEFITS


SECTION 8.01 ELECTION OF ANNUITY BENEFITS

As of the Contract Maturity Date the Annuity Account Value will be applied to provide for the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 8.05, to provide an Annuity Benefit of any form offered by us or one of our affiliated life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer, subject to our rules then in effect and applicable laws and regulations. At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms.

We will provide notice and election forms to you not more than six months before the Contract Maturity Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 8.02 CONTRACT MATURITY DATE

The Contract Maturity Date is shown in the Data Pages, but may be changed by us in conformance with applicable law. The Contract Maturity Date may not be earlier than [thirteen months] following the Contract Date, unless otherwise provided in the Data Pages.

SECTION 8.03 ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data Pages or any Endorsement attached hereto. This election may be made at the time the Annuity Benefit form as described in Section 8.04 is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

SECTION 8.04 ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is the Life-Period Certain Annuity Form described below, unless another Form is to apply pursuant to the terms of any plan under which the Contract is purchased, if applicable, the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies. The Data Pages will state the Normal Form which applies. We may offer other annuity forms as available from us or from one of our affiliated life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two


2010PCSBASE-I-A                                                          Page 22
persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life-Period Certain Annuity is an annuity that is payable during the lifetime of the person upon whose life the payments depend, but with a maximum of 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period.

SECTION 8.05 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 8.01 to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 8.06 CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data Pages or (b) the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest will be deducted from or added to future payments.


2010PCSBASE-I-A                                                          Page 23

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data Pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 8.07 CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.


2010PCSBASE-I-A                                                          Page 24

                                PART IX - CHARGES


SECTION 9.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data Pages. We have the right to change the Charge shown in the Data Pages with respect to future Contributions, subject to any maximum stated in the Data Pages. We will give you notice of any change.

If specified in the Data Pages, a "Free Withdrawal Amount" will apply as follows:

      "Free Withdrawal Amount" means an amount equal to the percentage, stated in the Data Pages, of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in
      Section 6.01 in the current Contract Year that may be withdrawn each Contract Year without incurring a Withdrawal Charge. We have the right to change the Free Withdrawal Amount, but it will always be a percentage between 0% and 30% if so provided in the Data Pages.

      If the amount of a withdrawal made under Part VI is more than the Free Withdrawal Amount (defined above), we will (a) first withdraw from the Investment Options, on the basis described in Section 6.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

      For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions. We have the right to carry forward the Free Withdrawal Amount into a future Contract Year, if not used in any Year, if so stated in the Data Pages.

      Any withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the reverse order in which they were made. That is, Contributions will be withdrawn on a last-in, first-out basis unless the Data Pages state that a first-in, first-out basis will apply.

In addition, your years of participation under the Prior Contract or years since contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge, if so specified in the Data Pages in accordance with our rules then in effect.

If specified in the Data Pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data Pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any applicable state or federal law.


2010PCSBASE-I-A                                                          Page 25

SECTION 9.02 TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 9.03 INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund. Such amounts will be withdrawn from your Annuity Account Value as described in Section 6.01.

SECTION 9.04 CONTRACT FEE


Assets of the Variable Investment Options will be subject to a daily asset charge. This daily asset charge is for expenses, and mortality and expense risk that we assume, as well as for financial accounting and Death Benefits if specified in the Data Pages. The charge will be made pursuant to item (c) of "Net Investment Factor" as defined in Section 3.02. Such charge will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data Pages. We have the right to charge less on a current basis; the actual charge to apply, for at least the first Contract Year, is also stated in the Data Pages.


SECTION 9.05 CHARGE FOR TAXES

We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit or if required by your state, we reserve the right to deduct this charge for taxes from Contributions. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or
(ii) our then current annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 9.06 CHANGES

In addition to our right to reduce or waive charges as described in this Part IX, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data Pages, subject to (a) any maximum amount provided in this Part IX or the Data Pages and (b) with respect to Withdrawal Charges, the application of any increase only to Contributions made after the date of the change.


2010PCSBASE-I-A                                                          Page 26

                           PART X - GENERAL PROVISIONS


SECTION 10.01 CONTRACT

This Contract is the entire Contract as defined in Part I between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 10.02 STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

The benefits and values available under this Contract will not be less than the minimum benefits required by any state law that applies.

SECTION 10.03 DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Investment Options can be deferred for any period during which (1) any of the stock exchanges is closed or trading is restricted,
(2) sales of securities or determination of the fair value of an Investment Option's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Investment Options.

SECTION 10.04 REPORTS AND NOTICES

At least once each year until the Contract Maturity Date, we will send you a report showing:

     (a) the total number of Accumulation Units in each Separate Account or Variable Investment Option and the Accumulation Unit Value;

     (b)  the dollar amount in each Variable Investment Option;

     (c)  the Segment Interim Value of each Segment;

     (d)  the Cash Value; and

     (e)  the amount of the Death Benefit.


2010PCSBASE-I-A                                                          Page 27

In addition, we will send you a report for each new Segment to which Account Value was allocated showing the Segment Start Date, Segment Maturity Date and Performance Cap Rate.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

SECTION 10.05 ASSIGNMENTS AND TRANSFERABILITY

Your rights under this Contract may not be assigned, pledged or transferred, except as provided below. No amounts payable under this Contract to a payee other than you may be assigned by that payee unless permitted herein, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law. Other restrictions may apply if stated in any Endorsement attached hereto.

You may request to assign this Contract by writing to us at our Processing Office and subject to our acceptance. The assignment will be effective upon the date of our acceptance. We will not be bound by any assignment, and we assume no responsibility for the validity of an assignment or for any rights or obligations between you and the assignee. Your rights and those of any other person referred to in this Contract will be subject to the assignment.

SECTION 10.06 PAYMENTS

All amounts payable by you must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars) or, if so agreed by you and us, by wire transfer.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 10.07 HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner.

Transfer requests must also be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of


2010PCSBASE-I-A                                                          Page 28
communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time.

We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office on a Business Day. Your Contract Number should be included in all correspondence.

[SECTION 10.08 MISSTATEMENT OF AGE

If the age of any person upon whose life or age a benefit provided under an optional Benefit Rider, depends ("Covered Person") has been misstated, any such benefits will be that which would have been purchased on the basis of the correct age. If the Covered Person would not have been eligible for that Rider at the correct age, (i) the Rider will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Annuity Account Value of the Contract, and (iii) only the Death Benefit provided under Section
8.02 will apply.]


2010PCSBASE-I-A                                                          Page 29

                      TABLE OF GUARANTEED ANNUITY PAYMENTS


         [AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN *YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.


                             Monthly Income                                     Monthly Income
          Ages            Male            Female             Ages            Male            Female
          ----            ----            ------             ----            ----            ------
           60             2.97             2.74               78             4.39            3.99
           61             3.03             2.78               79             4.50            4.10
           62             3.08             2.83               80             4.62            4.20
           63             3.14             2.88               81             4.78            4.34
           64             3.21             2.94               82             4.95            4.48
           65             3.27             2.99               83             5.13            4.64
           66             3.34             3.05               84             5.33            4.80
           67             3.41             3.11               85             5.53            4.97
           68             3.48             3.17               86             5.74            5.16
           69             3.56             3.24               87             5.97            5.35
           70             3.64             3.31               88             6.20            5.54
           71             3.72             3.38               89             6.43            5.75
           72             3.81             3.46               90             6.67            5.96
           73             3.90             3.54               91             6.91            6.17
           74             3.99             3.62               92             7.17.           6.40
           75             4.08             3.71               93             7.44            6.64
           76             4.18             3.80               94             7.74            6.89
           77             4.29             3.89               95             8.05            7.16

* At age 80 and over the rates are adjusted so that the certain period does not exceed life expectancy. See Data Pages for Period Certain tables for ages 80 and older.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 1.5% interest and mortality equal to 61% for males and 57% for females of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 9.01, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 5.0%.]


2010PCSBASE-I-A                                                          Page 30

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

[Amount of Annuity Benefit payable monthly on the Joint and Survivor Life Annuity form (with 100% of the amount of the Annuitant's payment continued to the Annuitant's spouse) provided by an application of $1,000


Age         60      61      62        63         64        65         66        67          68         69           70
   60      2.45    2.47    2.48      2.50       2.52      2.53       2.55      2.56        2.58       2.59         2.60
   61              2.49    2.50      2.52       2.54      2.55       2.57      2.59        2.60       2.62         2.63
   62                      2.52      2.54       2.56      2.58       2.59      2.61        2.63       2.64         2.66
   63                                2.56       2.58      2.60       2.62      2.64        2.65       2.67         2.69
   64                                           2.60      2.62       2.64      2.66        2.68       2.70         2.72
   65                                                     2.64       2.67      2.69        2.71       2.73         2.74
   66                                                                2.69      2.71        2.73       2.75         2.77
   67                                                                          2.73        2.76       2.78         2.80
   68                                                                                      2.78       2.81         2.83
   69                                                                                                 2.83         2.86
   70                                                                                                              2.89

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain or Joint and Survivor Life Annuity Form is based on 1.5% interest and mortality equal to 61% for males and 57% for females of the Annuity 2000 Mortality Table projected at 1.5% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30 adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.Amounts required for ages or for annuity forms not shown in the above Tables or for other annuity forms will be calculated by us on the same actuarial basis.]


2010PCSBASE-I-A                                                          Page 31